                            PITTSTON BAX GROUP EARNS

                      $.05 PER SHARE IN THE SECOND QUARTER

        Richmond, VA - July 29, 1998 - Pittston BAX Group reported net income of $1.0 million ($.05 per share) in the second quarter ended June 30, 1998. A year earlier, BAX reported a net loss of $1.9 million ($.10 per share) including special consulting expenses of $12.5 million (pre-tax) or $.40 per share (after tax). Consolidated worldwide revenue increased 8% to $432.9 million over the $399.6 million reported in the prior year's quarter.

        For the first six months of 1998, worldwide revenue increased 8% to $835.3 million compared to $771.0 million for the comparable period in 1997. The year-to-date net loss was $2.0 million ($.10 per share). A year earlier, net income was $3.2 million ($.16 per share) including the special consulting expenses.

INTERNATIONAL

        BAX Global's international revenue rose 11% in the second quarter to $279.9 million from $253.0 million in the comparable 1997 period. International expedited freight services revenue increased 3% to $219.4 million with higher volumes partially offset by lower yields (revenue per pound) reflecting a continued shift in the traffic mix with lower exports to higher yielding Asian markets. Other international revenue, which consists primarily of customs clearances, logistics and ocean services, as well as revenue from the recently acquired Air Transport International LLC ("ATI"), a U.S. based airline, rose 52% to $60.5 million. The revenue increase was largely due to the acquisition of ATI, and growth in both ocean services and BAX logistics activities. For the first six months of 1998, international revenue was $534.0 million, a 10% increase over the $486.0 million of a year earlier.

        International operating profits were $4.2 million for the quarter compared to $8.4 million, before special consulting expenses, earned in the second quarter of 1997. The decrease was primarily due to higher information technology expenses, inclusion of ATI results and increased provisions for bad debt expense primarily in Asia. For the first six months of 1998, international operating profits totaled $9.6 million compared to $15.1 million, before special consulting expenses, in the first six months of 1997.

INTRA-U.S.

        In the second quarter, BAX Global's intra-U.S. expedited freight services revenue increased 5% to $151.6 million, mainly reflecting higher volumes and slightly lower yields. For the first six months of 1998, expedited freight services revenues were $299.0 million, a 6% increase over the year earlier period.

        Intra-U.S. operating profits were $2.1 million for the quarter compared to an operating profit of $3.5 million, excluding special consulting expenses, in the second quarter a year ago. For the first six months of 1998, the intra-U.S. operating loss was $2.9 million compared to an operating profit of $7.6 million, before special consulting expenses, in the prior year. Lower operating profits in 1998 reflect increased infrastructure costs designed to enhance service levels and higher information technology expenses including Year 2000 initiatives.

        C. Robert Campbell was elected President and Chief Executive Officer of BAX Global Inc. effective June 8, 1998. Mr. Campbell brings thirty years of relevant professional experience including significant transportation and logistics experience during a twenty-one year career with Ryder System, Inc., where he last served as Executive Vice President. Prior to joining BAX Global, Mr. Campbell served as Executive Vice President of Advantica Restaurant Group, Inc.

        Mr. Campbell stated that, "initially my three highest priorities are to
(1) focus on enhancing service levels, a process already underway; (2) continue margin improvement initiatives begun in June; and (3) expand at a faster rate internationally."

FINANCIAL-CONSOLIDATED

        The Pittston Company (the "Company") reported consolidated revenue of $927.1 million in the second quarter ended June 30, 1998 compared to $826.2 million for the comparable period in 1997. Net income was $20.8 million compared to $14.7 million in the prior year's quarter. Total debt at June 30, 1998 was $426.2 million. For the first six months of 1998, consolidated revenue was $1,790 million and net income was $33.6 million. A year ago, consolidated revenue for the first six months was $1,608 million and net income was $36.0 million. Consolidated cash flow from operating activities totaled $82.2 million for the six months ended June 30, 1998.

        During the second quarter of 1998, under the share repurchase programs authorized by the Board of Directors of the Company, the Company purchased 227,400 shares of Pittston BAX Group Common Stock at a cost of $3.7 million and 114,100 shares of Pittston Brink's Group Common Stock at a cost of $4.4 million. As of June 30, 1998, the company had remaining authority to purchase over time 1 million shares of Pittston Minerals Group Common Stock, 0.9 million shares of Pittston Brink's Group Common Stock, 0.7 million shares of Pittston BAX Group Common Stock and an additional $24.2 million of its Series C Convertible Preferred

Stock. The aggregate purchase price limitation for all common stock purchases was $13.4 million at June 30, 1998.

        This release contains both historical and forward looking information. Statements regarding the potential benefits of enhancing service levels, margin improvement initiatives, and expanding at a faster rate internationally are subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those which are anticipated. Such risks, uncertainties and contingencies, many of which are beyond the control of the BAX Group and The Pittston Company, include, but are not limited to, overall domestic and international economic and business conditions, the domestic and international demand for the BAX Global's services, pricing and other competitive factors in the industry, new government regulations and/or legislative initiatives, variations in costs or expenses, the consummation and successful integration of the ATI acquisition, changes in the scope of improvements to information systems and Year 2000 initiatives, delays or problems in the implementation of Year 2000 initiatives by the BAX Group and/or its suppliers and customers, and delays or problems in the design and implementation of improvements to information systems.

                                * * * * * * * * * *

        Pittston BAX Group Common Stock (NYSE-PZX), Pittston Brink's Group Common Stock (NYSE-PZB) and Pittston Minerals Group Common Stock (NYSE-PZM) represent the three classes of common stock of The Pittston Company, a diversified company with interests in global freight transportation and logistics management services through BAX Global Inc. (Pittston BAX Group), security services through Brink's, Incorporated and Brink's Home Security, Inc. (Pittston Brink's Group), and in mining and minerals exploration through Pittston Coal Company and Pittston Mineral Ventures (Pittston Minerals Group). Copies of the Pittston Brink's Group and Pittston Minerals Group earnings releases are available upon request.

                                                    PITTSTON BAX GROUP
                                                SUPPLEMENTAL FINANCIAL DATA
                                                        (UNAUDITED)

                                                      BAX GLOBAL INC.

(IN THOUSANDS, EXCEPT                                     Three Months Ended June 30              Six Months Ended June 30
PER POUND/SHIPMENT AMOUNTS)                                   1998              1997                 1998             1997
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING REVENUES
Intra-U.S.:
   Expedited freight services                         $    151,642           144,668              299,040         281,340
   Other                                                     1,294             1,890                2,239           3,612
-----------------------------------------------------------------------------------------------------------------------------------
Total Intra-U.S.                                           152,936           146,558              301,279         284,952

International:
   Expedited freight services(a)                           219,436           213,321              425,888         411,450
   Other                                                    60,512            39,688              108,150          74,574
-----------------------------------------------------------------------------------------------------------------------------------
Total International                                        279,948           253,009              534,038         486,024

Total operating revenues                              $    432,884           399,567              835,317         770,976
-----------------------------------------------------------------------------------------------------------------------------------

OPERATING PROFIT (LOSS)
Intra-U.S. (b)                                        $      2,082            (1,252)              (2,895)          2,865
International (b)                                            4,197               687                9,604           7,326
-----------------------------------------------------------------------------------------------------------------------------------
Total operating profit (loss)                         $      6,279              (565)               6,709          10,191
-----------------------------------------------------------------------------------------------------------------------------------
Expedited freight services
   shipment growth rate (c)                                   1.1%              0.6%                 1.2%           (0.6%)

Expedited freight services weight growth rate (c):
   Intra-U.S.                                                 8.0%              3.1%                 8.5%            2.0%
   International                                              8.0%              7.9%                 8.4%            5.2%
   Worldwide                                                  8.0%              5.7%                 8.4%            3.7%
-----------------------------------------------------------------------------------------------------------------------------------

Expedited freight services
   weight (millions of pounds)                               402.5             372.6                784.0           723.1

Expedited freight services
   shipments (thousands)                                     1,345             1,330                2,635           2,605
-----------------------------------------------------------------------------------------------------------------------------------

Expedited freight services average:
   Yield (revenue per pound) (a)                      $       .922              .961                 .925            .958
   Revenue per shipment (a)                           $        276               269                  275             266
   Weight per shipment (pounds)                                299               280                  298             278
-----------------------------------------------------------------------------------------------------------------------------------

(a) Prior period's international expedited freight revenues have been reclassified to conform to the current period classification.

(b) The three month period ended June 30, 1998 includes $2.8 million
($1.0 million Intra-U.S. and $1.8 million International) related to incremental technology expenditures, including Year 2000 initiatives.
The six month period ended June 30, 1998 includes $6.3 million ($2.6 million Intra-U.S. and $3.7 million International) related to incremental technology expenditures, including Year 2000 initiatives, partially offset by several non-recurring items. The three and six month periods ended June 30, 1997 include $12.5 million of consulting expenses related to the redesign of BAX Global's business processes and new information system architecture of which $4.75 million and $7.75 million was attributed to Intra-U.S. and International, respectively.

(c) Compared to the same period in the prior year.

                                                    PITTSTON BAX GROUP
                                                 STATEMENTS OF OPERATIONS
                                                        (UNAUDITED)

(IN THOUSANDS, EXCEPT                                     Three Months Ended June 30              Six Months Ended June 30
PER SHARE AMOUNTS)                                            1998              1997                 1998             1997
----------------------------------------------------------------------------------------------------------------------------
Operating revenues                                    $    432,884           399,567             835,317          770,976
----------------------------------------------------------------------------------------------------------------------------

Operating expenses                                         385,157           355,693             747,496          686,604
Selling, general and administrative
   expenses                                                 44,263            46,852              87,877           79,023
----------------------------------------------------------------------------------------------------------------------------
Total costs and expenses                                   429,420           402,545             835,373          765,627

Other operating income, net                                    474               859                 341            1,508
----------------------------------------------------------------------------------------------------------------------------
Operating profit (loss)                                      3,938            (2,119)                285            6,857
Interest income                                                224               145                 483              475
Interest expense                                            (2,122)           (1,066)             (3,340)          (2,012)
Other expense, net                                            (468)               --                (566)            (281)
----------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes                            1,572            (3,040)             (3,138)           5,039
Provision (credit) for income taxes                            583            (1,127)             (1,161)           1,864
----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                     $        989            (1,913)             (1,977)           3,175
----------------------------------------------------------------------------------------------------------------------------

Net income (loss) per common share:
   Basic                                              $        .05              (.10)               (.10)             .16
   Diluted                                                     .05              (.10)               (.10)             .16
----------------------------------------------------------------------------------------------------------------------------

Weighted average common shares outstanding:
   Basic                                                    19,524            19,471              19,501           19,439
   Diluted                                                  19,693            19,471              19,501           19,942
----------------------------------------------------------------------------------------------------------------------------



                                                    SEGMENT INFORMATION

Operating revenues:
   BAX Global                                         $    432,884           399,567             835,317          770,976
----------------------------------------------------------------------------------------------------------------------------

Operating profit (loss):
   BAX Global                                         $      6,279              (565)              6,709           10,191
   General corporate expense                                (2,341)           (1,554)             (6,424)          (3,334)
----------------------------------------------------------------------------------------------------------------------------
Operating profit (loss)                               $      3,938            (2,119)                285            6,857
----------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

                                                    PITTSTON BAX GROUP
                                                 CONDENSED BALANCE SHEETS

                                                                                         June 30               December 31
(IN THOUSANDS)                                                                              1998                      1997
---------------------------------------------------------------------------------------------------------------------------
                                                                                     (Unaudited)
ASSETS

Current assets:
Cash and cash equivalents                                                          $      24,406                    28,790
Accounts receivable, net of estimated amounts
   uncollectible                                                                         294,430                   306,806
Inventories and other current assets                                                      21,728                    19,568
---------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                     340,564                   355,164

Property, plant and equipment, at cost, net
   of accumulated depreciation and amortization                                          200,064                   128,632
Intangibles, net of accumulated amortization                                             177,995                   174,791
Other assets                                                                              41,506                    42,856
---------------------------------------------------------------------------------------------------------------------------

Total assets                                                                       $     760,129                   701,443
---------------------------------------------------------------------------------------------------------------------------


LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities                                                                $     319,985                   312,065
Long-term debt, less current maturities                                                   99,290                    37,016
Other liabilities                                                                         24,581                    28,652
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                        443,856                   377,733

Shareholder's equity                                                                     316,273                   323,710
---------------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholder's equity                                         $     760,129                   701,443
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

                                                    PITTSTON BAX GROUP
                                                 STATEMENTS OF CASH FLOWS
                                                        (UNAUDITED)

                                                                                                  Six Months Ended June 30
(IN THOUSANDS)                                                                                       1998             1997
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net (loss) income                                                                         $        (1,977)           3,175
Adjustments to reconcile net (loss) income to
   net cash provided by operating activities:
   Depreciation and amortization                                                                   16,511           14,122
   Provision for aircraft heavy maintenance                                                        18,580           16,382
   Other, net                                                                                       4,532            3,705
   Changes in operating assets and liabilities, net of effects of acquisitions:
      Decrease (increase) in receivables                                                           20,401          (13,493)
      Increase in inventories and other current assets                                             (1,461)          (3,563)
      (Decrease) increase in current liabilities                                                  (25,581)           5,873
      Other, net                                                                                     (808)           1,380
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                          30,197           27,581
---------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
Additions to property, plant and equipment                                                        (44,536)         (10,973)
Aircraft heavy maintenance                                                                        (20,524)         (19,350)
Acquisitions, net of cash acquired                                                                (28,835)              --
Other, net                                                                                           (644)             973
---------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                                             (94,539)         (29,350)
---------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
Net additions to debt                                                                              67,914            9,866
Payments from Minerals Group                                                                           --            7,730
Share and other equity activity, net                                                               (7,956)          (3,732)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                          59,958           13,864
---------------------------------------------------------------------------------------------------------------------------

Net (decrease) increase in cash and cash equivalents                                               (4,384)          12,095
Cash and cash equivalents at beginning of period                                                   28,790           17,818
---------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of period                                                $        24,406           29,913
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

                      THE PITTSTON COMPANY AND SUBSIDIARIES
                               PITTSTON BAX GROUP
                         NOTES TO FINANCIAL INFORMATION

     (1) The Pittston Company (the "Company") has three classes of common stock: Pittston Brink's Group Common Stock ("Brink's Stock"), Pittston BAX Group Common Stock ("BAX Stock") and Pittston Minerals Group Common Stock ("Minerals Stock"), which were designed to provide shareholders with separate securities reflecting the performance of the Pittston Brink's Group (the "Brink's Group"), Pittston BAX Group (the "BAX Group") and Pittston Minerals Group (the "Minerals Group"), respectively, without diminishing the benefits of remaining a single corporation or precluding future transactions affecting any of the Groups.

          The financial information for the BAX Group includes the results of the Company's BAX Global Inc. business. It is prepared using the amounts included in the Company's consolidated financial statements. Accordingly, the Company's consolidated financial statements must be read in connection with the BAX Group's financial data.

     (2) Under the share repurchase programs authorized by the Board of Directors of the Company, the Company purchased the following shares in the periods presented:

                                 Three Months Ended   Three Months Ended   Six Months Ended  Six Months Ended
                                       June 30              June 30             June 30           June 30
Dollars in millions)                     1998                 1997               1998               1997
----------------------------------------------------------------------------------------------------------
BAX Stock:
    Shares                         227,400                --               404,932           132,100
    Cost                         $     3.7                --                   7.2               2.6

Convertible Preferred Stock:
    Shares                              --                --                   355                --
    Cost                         $      --                --                   0.1                --
    Excess carrying
     amount (a)                  $      --                --                  0.02                --

          (a) The excess of the carrying amount of the Convertible Preferred Stock over the cash paid to holders for repurchases made during the periods. This amount is deducted from preferred dividends in the Company's Statement of Operations.

     (3) On April 30, 1998, the BAX Group acquired the privately held Air Transport International LLC for a purchase price of approximately $29 million. The acquisition was funded through the revolving credit portion of the Company's credit agreement with a syndicate of banks and was accounted for as a purchase. Based on a preliminary evaluation which is subject to additional review, the estimated fair value of the assets acquired and liabilities assumed approximated $33 million and $4 million, respectively.

     (4) The BAX Group adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," in the first quarter of 1998. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments by or distributions to shareholders. Total comprehensive income (loss), which is composed of net income (loss) and foreign currency translation adjustments, for the three months ended June 30, 1998 and 1997 was $0.6 million and ($2.2) million, respectively. Total comprehensive (loss) income for the six months ended June 30, 1998 and 1997 was ($2.0) million and $1.5 million, respectively.

     (5) Effective January 1, 1998, the BAX Group implemented a new AICPA Statement of Position ("SOP") No. 98-1 "Accounting for the Costs of Computer Software Developed for Internal Use". SOP No. 98-1 requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. As a result of the implementation of SOP No. 98-1, net income for the three months ended June 30, 1998, included a benefit of approximately $0.6 million or $.03 per share and the net loss for the six months ended June 30, 1998, included a benefit of approximately $1.4 million or $.07 per share for costs capitalized during those periods which would have been expensed prior to the implementation of SOP No. 98-1.

     (6) Certain prior period amounts have been reclassified to conform to the current period's financial statement presentation.

     (7) Financial information for the Minerals Group, which includes the results of the Pittston Coal Company and Pittston Mineral Ventures operations, and the Brink's Group, which includes the results of the Company's Brink's, Incorporated and Brink's Home Security, Inc. businesses, is available upon request.

                      THE PITTSTON COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

(IN THOUSANDS, EXCEPT                                              Three Months Ended June 30             Six Months Ended June 30
PER SHARE AMOUNTS)                                                     1998              1997                 1998            1997
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                                      $    134,408           157,812              284,306         316,695
Operating revenues                                                  792,696           668,342            1,505,462       1,291,135
-----------------------------------------------------------------------------------------------------------------------------------
Net sales and operating revenues                                    927,104           826,154            1,789,768       1,607,830
-----------------------------------------------------------------------------------------------------------------------------------

Cost of sales                                                       133,278           153,836              277,442         307,248
Operating expenses                                                  658,680           553,434            1,254,451       1,072,253
Selling, general and administrative
   expenses                                                         102,732            94,455              201,988         170,098
-----------------------------------------------------------------------------------------------------------------------------------
Total costs and expenses                                            894,690           801,725            1,733,881       1,549,599
-----------------------------------------------------------------------------------------------------------------------------------

Other operating income, net                                           3,089             2,875                6,116           6,451
-----------------------------------------------------------------------------------------------------------------------------------
Operating profit                                                     35,503            27,304               62,003          64,682
Interest income                                                       1,067               991                2,248           2,010
Interest expense                                                     (9,527)           (6,422)             (16,911)        (11,986)
Other income (expense), net                                           1,017            (1,899)                (418)         (4,288)
-----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                           28,060            19,974               46,922          50,418
Provision for income taxes                                            7,298             5,311               13,332          14,414
-----------------------------------------------------------------------------------------------------------------------------------
Net income                                                           20,762            14,663               33,590          36,004
Preferred stock dividends, net                                         (887)             (902)              (1,751)         (1,803)
-----------------------------------------------------------------------------------------------------------------------------------
Net income attributed to common shares                         $     19,875            13,761               31,839          34,201
-----------------------------------------------------------------------------------------------------------------------------------

PITTSTON BRINK'S GROUP:
Net income attributed to common shares                         $     20,570            17,739               37,607          33,045
-----------------------------------------------------------------------------------------------------------------------------------

Net income per common share:
   Basic                                                       $        .53               .46                  .97             .86
   Diluted                                                              .52               .46                  .96             .85
-----------------------------------------------------------------------------------------------------------------------------------

Weighted average common shares outstanding:
   Basic                                                             38,713            38,230               38,596          38,209
   Diluted                                                           39,206            38,703               39,143          38,659
-----------------------------------------------------------------------------------------------------------------------------------

PITTSTON BAX GROUP:
Net income (loss) attributed to common
   shares                                                      $        989            (1,913)              (1,977)          3,175
-----------------------------------------------------------------------------------------------------------------------------------

Net income (loss) per common share:
   Basic                                                       $        .05              (.10)                (.10)            .16
   Diluted                                                              .05              (.10)                (.10)            .16
-----------------------------------------------------------------------------------------------------------------------------------

Weighted average common shares outstanding:
   Basic                                                             19,524            19,471               19,501          19,439
   Diluted                                                           19,693            19,471               19,501          19,942
-----------------------------------------------------------------------------------------------------------------------------------

PITTSTON MINERALS GROUP:
Net loss attributed to common
   shares                                                      $     (1,684)           (2,065)              (3,791)         (2,019)
-----------------------------------------------------------------------------------------------------------------------------------

Net loss per common share:
   Basic                                                       $       (.20)             (.26)                (.46)           (.25)
   Diluted                                                             (.20)             (.26)                (.46)           (.25)
-----------------------------------------------------------------------------------------------------------------------------------

Weighted average common shares outstanding:
   Basic                                                              8,309             8,068                8,267           8,035
   Diluted                                                            8,309             8,068                8,267           8,035
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

                      THE PITTSTON COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                                  June 30               December 31
(IN THOUSANDS)                                                                                       1998                      1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                              (Unaudited)
ASSETS

Current assets:
Cash and cash equivalents                                                                $         70,290                    69,878
Accounts receivable, net of estimated
   amounts uncollectible                                                                          594,773                   531,317
Inventories and other current assets                                                              135,258                   125,610
-----------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                              800,321                   726,805

Property, plant and equipment, at cost, net of
   accumulated depreciation, depletion
   and amortization                                                                               798,953                   647,642
Intangibles, net of accumulated amortization                                                      344,469                   301,395
Other assets                                                                                      298,902                   320,102
-----------------------------------------------------------------------------------------------------------------------------------

Total assets                                                                             $      2,242,645                 1,995,944
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities                                                                      $        742,824                   643,673
Long-term debt, less current maturities                                                           328,984                   191,812
Postretirement benefits other than pensions                                                       235,385                   231,451
Workers' compensation and other claims                                                             99,480                   106,378
Other liabilities                                                                                 127,296                   137,012
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                               1,533,969                 1,310,326

Shareholders' equity                                                                              708,676                   685,618
-----------------------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity                                               $      2,242,645                 1,995,944
-----------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.

                      THE PITTSTON COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                                           Six Months Ended June 30
(IN THOUSANDS)                                                                                                1998             1997
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                                           $      33,590          36,004
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Depreciation, depletion and amortization                                                                 73,318          60,824
   Provision for aircraft heavy maintenance                                                                 18,580          16,382
   Provision for deferred income taxes                                                                       6,201           5,117
   Other, net                                                                                               13,194          10,469
   Changes in operating assets and liabilities
     net of effects of acquisitions and dispositions:
     Decrease (increase) in receivables                                                                        701         (15,870)
     Increase in inventories and other
       current assets                                                                                       (6,350)        (24,067)
     (Decrease) increase in current liabilities                                                            (40,735)            490
     Other, net                                                                                            (16,331)         (3,807)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                                                   82,168          85,542
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
Additions to property, plant and equipment                                                                (122,660)        (82,236)
Proceeds from disposal of property,
   plant and equipment                                                                                      14,711           3,698
Aircraft heavy maintenance                                                                                 (20,524)        (19,350)
Acquisitions and related contingent payments,
   net of cash acquired                                                                                    (34,361)        (54,094)
Dispositions of other assets and investments                                                                 8,482              --
Other, net                                                                                                  (4,539)          6,996
------------------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                                                     (158,891)       (144,986)
------------------------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
Net additions to debt                                                                                       90,812          90,819
Share and other equity activity                                                                            (13,677)        (12,595)
------------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                                                   77,135          78,224
------------------------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                                                      412          18,780
Cash and cash equivalents at beginning of period                                                            69,878          41,217
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                                           $      70,290          59,997
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.






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




                                       THE PITTSTON COMPANY AND SUBSIDIARIES
                                    CONSOLIDATED NOTES TO FINANCIAL INFORMATION

     (1) The Pittston Company (the "Company") has three classes of common stock: Pittston Brink's Group Common Stock ("Brink's Stock"), Pittston BAX Group Common Stock ("BAX Stock") and Pittston Minerals Group Common Stock ("Minerals Stock"), which were designed to provide shareholders with separate securities reflecting the performance of the Pittston Brink's Group (the "Brink's Group"), Pittston BAX Group (the "BAX Group") and Pittston Minerals Group (the "Minerals Group"), respectively, without diminishing the benefits of remaining a single corporation or precluding future transactions affecting any of the Groups.

     (2) Under the share repurchase programs authorized by the Board of Directors of the Company, the Company purchased the following shares in the periods presented:

                           Three Months Ended  Three Months Ended   Six Months Ended    Six Months Ended
                                 June 30             June 30             June 30             June 30
(Dollars in millions)             1998                1997                1998                1997
--------------------------------------------------------------------------------------------------------
Brink's Stock:
    Shares                         114,100            13,000               114,100           166,000
    Cost                         $     4.4               0.3                   4.4               4.3

BAX Stock:
    Shares                         227,400                --               404,932           132,100
    Cost                         $     3.7                --                   7.2               2.6

Convertible Preferred Stock:
    Shares                              --                --                   355                --
    Cost                         $      --                --                   0.1                --
    Excess carrying
     amount (a)                  $      --                --                  0.02                --

     (a) The excess of the carrying amount of the Convertible Preferred Stock over the cash paid to holders for repurchases made during the periods. This amount is deducted from preferred dividends in the Company's Statement of Operations.

(3) The Pittston Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income," in the first quarter of 1998. SFAS No. 130 established standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments by or distributions to shareholders. Total comprehensive income, which is composed of net income and foreign currency translation adjustments, for the three months ended June 30, 1998 and 1997 was $16.3 million and $12.9 million, respectively. Total comprehensive income for the six months ended June 30, 1998 and 1997 was $27.2 million and $27.6 million, respectively.

(4) In the first quarter of 1998, the Company purchased 62% (representing nearly all the remaining shares) of its Brink's affiliate in France ("Brink's S.A.") for payments aggregating US $39 million over three years. The acquisition was funded through an initial payment made at closing of $9 million and a note to the seller for a principal amount of approximately the equivalent of US $28 million payable in annual installments plus interest through 2001. The acquisition has been accounted for as a purchase. Based on a preliminary evaluation which is subject to additional review, the estimated fair value of the additional assets recorded, including goodwill, approximated $134 million and includes $9 million in cash. Estimated liabilities assumed of $98 million included previously existing debt of approximately $49 million, which includes borrowings of $19 million and capital leases of $30 million.

(5) On April 30, 1998, the Company acquired the privately held Air Transport International LLC for a purchase price of approximately $29 million. The acquisition was funded through the revolving credit portion of the Company's credit agreement with a syndicate of banks and was accounted for as a purchase. Based on a preliminary evaluation which is subject to additional review, the estimated fair value of the assets acquired and liabilities assumed approximated $33 million and $4 million, respectively.

(6) During the second quarter of 1998, the Company's Coal Operations disposed of certain assets of its Elkay mining operation in West Virginia. The assets were sold for cash of approximately $18 million, resulting in a pretax loss of $2.2 million. In addition, in July, the Company's Coal Operations completed the sale of two idle properties in West Virginia and a loading dock in Kentucky for an expected pre-tax gain of approximately $5 million.

(7) Effective January 1, 1998, the Company implemented Statement of Position ("SOP") No. 98-1 "Accounting for the Costs of Computer Software Developed for Internal Use." SOP No. 98-1 requires that certain costs related to the development or purchase of internal use software be capitalized and amortized over the estimated useful life of the software.

(8) Certain prior period amounts have been reclassified to conform to the current period's financial statement presentation.